Exhibit 99.1

CONTACTS:

Mark Carter, VP and Investor Relations Officer (704) 557-8386

Joe Calabrese, Financial Relations Board (212) 827-3772

IMMEDIATE RELEASE

August 7, 2012

Snyder’s-Lance, Inc. Reports Results for Second Quarter 2012

•	Reports net revenues of $399 million, a 1.3% increase when adjusted for the impact of IBO conversion

•	Reports overall branded growth of 4.3% excluding the impact of IBO conversion

•	Reports 2012 second quarter earnings per diluted share of $0.28 and $0.22 excluding special items

•	Announces completion of IBO conversion for the company’s DSD system

•	Declares quarterly dividend of $0.16 per share of common stock

Charlotte, NC, – August 7, 2012 – Snyder’s-Lance, Inc. (Nasdaq-GS: LNCE) today reported results for its second quarter of 2012. Net revenues for the second quarter ended June 30, 2012 were $399 million, a decrease of 3.2% compared to prior year net revenues of $413 million. Net revenue growth, when adjusted for the impact of the independent business owner (“IBO”) route system conversion, was 1.3%. This growth was primarily driven by increased revenues from the company’s branded products, which grew by 4.3%. Net income was $19.5 million for the second quarter of 2012, or $0.28 per diluted share, compared to a net loss of $3.8 million for the second quarter of 2011. Net income excluding special items in the second quarter of 2012 was $15 million, or $0.22 per diluted share, as compared to second quarter 2011 net income excluding special items of $11.1 million, or $0.16 per diluted share. Special items for the second quarter of 2012 included after-tax gains of $4.8 million on the sale of routes as well as after-tax expenses of $0.5 million for expenses associated with the merger of Lance, Inc. and Snyder’s of Hanover, Inc. (“Merger”). Special items for the second quarter of 2011 included after-tax expenses of $14.9 million for Merger related expenses.

Comments from Management

“We are pleased with our financial results in the second quarter.” commented David V. Singer, Chief Executive Officer. “We are particularly pleased with our branded growth of 4.3% excluding the impact of the IBO conversion. This growth continues to be driven by our core brands (Snyder’s of Hanover pretzels, Lance sandwich crackers and Cape Cod kettle chips), which together were up 7.1% for the quarter excluding the impact of the IBO conversion. Completing the conversion to the IBO system while continuing to drive branded sales has been our key priority this year. Our non-branded sales in the second quarter were down 3.2% as the company exited business where pricing was not sufficient to cover commodity cost increases.”

Mr. Singer continued, “In addition to the solid branded growth we’ve achieved, we are very excited to announce the completion of the conversion of our Direct Store Delivery (“DSD”) network to an IBO structure. This was a very complex and significant effort that was accomplished on a very aggressive timeline and I am very proud of everyone who worked to make this possible. Despite the significant change from this activity, we have continued to drive solid sales growth. With this conversion effort behind us, we will become more focused on top line growth and anticipate wider profit margins in the back half of 2012.”

Dividend Declared

The Company also announced the declaration of a quarterly cash dividend of $0.16 per share on the Company’s common stock. The dividend is payable on August 31, 2012 to stockholders of record at the close of business on August 22, 2012.

2012 Estimates

The Company believes that its net revenue for the full year 2012, including IBO impact, will be flat to 2% down when compared to 2011. Estimates for earnings per diluted share are expected to increase between 30% and 45% as compared to 2011. These have not changed from our prior estimates. Capital expenditures for 2012 are projected to be between $77 and $82 million as investments are made in plant improvements, quality, capacity and innovation. The previous estimate for capital expenditures was $80 to $85 million.

Conference Call

Snyder’s-Lance, Inc. has scheduled a conference call and presentation with investors at 9:00 am eastern time on Tuesday, August 7th, 2012 to discuss financial results. To participate in the conference call, the dial-in number is (866) 814-7293 for U.S. callers or (702) 696-4943 for international callers. A continuous telephone replay of the call will be available between 1:00pm on August 7th and midnight on August 14th. The replay telephone number is (855) 859-2056 for U.S. callers or (404) 537-3406 for international callers. The replay access code is 13639129. Investors may also access a web-based replay of the conference call at www.snyderslance.com.

The conference call and accompanying slide presentation will be webcast live through the Investor Relations section of the Company’s website, www.snyderslance.com. In addition, the slide presentation will be available to download and print approximately 30 minutes before the webcast at www.snyderslance.com.

About Snyder’s-Lance, Inc.

Snyder’s-Lance, Inc., headquartered in Charlotte, NC, manufactures and markets snack foods throughout the United States and internationally. The Company’s products include pretzels, sandwich crackers, potato chips, cookies, tortilla chips, restaurant style crackers, nuts and other snacks. Snyder’s-Lance has manufacturing facilities in North Carolina, Pennsylvania, Iowa, Indiana, Georgia, Arizona, Massachusetts, Florida, Ohio and Ontario, Canada. Products are sold under the Snyder’s of Hanover, Lance, Cape Cod, Krunchers!, Tom’s, Archway, Jays, Stella D’oro, O-Ke-Doke and Grande brand names along with a number of private label and third party brands. Products are distributed nationally through grocery and mass merchandisers, convenience stores, club stores, food service outlets and other channels. LNCE-E

SNYDER’S-LANCE, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income (Unaudited)

For the Quarters and Six Months Ended June 30, 2012 and July 2, 2011

(in thousands, except per share data)

	Quarter Ended		Six Months Ended
	June 30, 2012	July 2, 2011	June 30, 2012	July 2, 2011
Net revenue	$399,400	$412,541	$792,243	$801,011
Cost of sales	267,482	268,904	532,942	516,202

Gross margin	131,918	143,637	259,301	284,809

Selling, general and administrative	107,649	137,134	218,352	258,040
Gain on sale of route businesses, net	(10,882)	(237)	(20,169)	(326)
Other (income)/expense, net	(445)	10,382	(534)	10,510

Income/(loss) before interest and income taxes	35,596	(3,642)	61,652	16,585

Interest expense, net	2,303	2,367	4,566	5,026

Income/(loss) before income taxes	33,293	(6,009)	57,086	11,559

Income tax expense/(benefit)	13,828	(2,303)	23,296	4,222

Net income/(loss)	19,465	(3,706)	33,790	7,337
Net income attributable to noncontrolling interests	140	142	251	336

Net income/(loss) attributable to Snyder’s-Lance, Inc.	$19,325	$(3,848)	$33,539	$7,001

Basic earnings per share	$0.28	$(0.06)	$0.49	$0.10
Weighted average shares outstanding – basic	68,294	67,365	68,103	67,048

Diluted earnings per share	$0.28	$(0.06)	$0.49	$0.10
Weighted average shares outstanding – diluted	69,319	67,365	69,086	68,168

Cash dividends declared per share	$0.16	$0.16	$0.32	$0.32

SNYDER’S-LANCE, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

As of June 30, 2012 (Unaudited) and December 31, 2011

(in thousands, except share data)

	June 30, 2012	December 31, 2011
ASSETS

Current assets:
Cash and cash equivalents	$25,310	$20,841
Accounts receivable, net of allowances of $1,612 and $1,884, respectively	148,557	143,238
Inventories	111,341	106,261
Income tax receivable	—	18,119
Deferred income taxes	10,748	21,042
Assets held for sale	20,088	57,822
Prepaid expenses and other current assets	19,241	20,705

Total current assets	335,285	388,028

Noncurrent assets:
Fixed assets, net of accumulated depreciation of $326,675 and $328,648, respectively	314,445	313,043
Goodwill	367,686	367,853
Other intangible assets, net	380,246	376,062
Other noncurrent assets	21,738	21,804

Total assets	$1,419,400	$1,466,790

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Current portion of long-term debt	$4,399	$4,256
Accounts payable	56,921	52,930
Accrued compensation	23,068	29,248
Income tax payable	6,483	—
Other payables and accrued liabilities	48,139	68,712

Total current liabilities	139,010	155,146

Noncurrent liabilities:
Long-term debt	213,424	253,939
Deferred income taxes	181,889	196,244
Other noncurrent liabilities	23,522	22,870

Total liabilities	557,845	628,199

Commitments and contingencies	—	—

Stockholders’ equity:
Common stock, 68,564,532 and 67,820,798 shares outstanding, respectively	57,135	56,515
Preferred stock, no shares outstanding	—	—
Additional paid-in capital	740,909	730,338
Retained earnings	47,262	35,539
Accumulated other comprehensive income	13,752	13,719

Total Snyder’s-Lance, Inc. stockholders’ equity	859,058	836,111
Noncontrolling interests	2,497	2,480

Total stockholders’ equity	861,555	838,591

Total liabilities and stockholders’ equity	$1,419,400	$1,466,790

SNYDER’S-LANCE, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows (Unaudited)

For the Six Months Ended June 30, 2012 and July 2, 2011

(in thousands)

	Six Months Ended
	June 30, 2012	July 2, 2011
Operating activities
Net income	$33,790	$7,337
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	25,956	27,928
Stock-based compensation expense	2,266	969
(Gain)/loss on sale of fixed assets	(123)	235
Gain on sale of route businesses, net	(20,169)	(326)
Impairment of fixed assets	127	10,119
Changes in operating assets and liabilities	(11,412)	10,692

Net cash provided by operating activities	30,435	56,954

Investing activities
Purchases of fixed assets	(33,106)	(32,297)
Purchases of route businesses	(26,683)	(3,821)
Proceeds from sale of fixed assets	6,803	642
Proceeds from sale of route businesses	80,055	2,971
Proceeds from sale of investments	—	960

Net cash provided by/(used in) investing activities	27,069	(31,545)

Financing activities
Dividends paid to stockholders	(21,815)	(21,238)
Dividends paid to noncontrolling interests	(234)	(281)
Acquisition of additional interest in Melisi Snacks, Inc.	—	(1,500)
Issuances of common stock	9,260	6,335
Repurchases of common stock	(333)	—
Repayments of long-term debt	(1,127)	—
Net repayments of existing credit facilities	(38,805)	(25,583)

Net cash used in financing activities	(53,054)	(42,267)

Effect of exchange rate changes on cash	19	135

Increase/(decrease) in cash and cash equivalents	4,469	(16,723)
Cash and cash equivalents at beginning of period	20,841	27,877

Cash and cash equivalents at end of period	$25,310	$11,154

Supplemental information:
Cash paid/(received) for income taxes, net of refunds of $12,329 and $7,251, respectively	$249	$(6,176)
Cash paid for interest	$5,125	$5,701

SNYDER’S-LANCE, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Comprehensive Income (Unaudited)

For the Quarters and Six Months Ended June 30, 2012 and July 2, 2011

(in thousands)

	Quarter Ended		Six Months Ended
	June 30, 2012	July 2, 2011	June 30, 2012	July 2, 2011
Net income/(loss)	$19,465	$(3,706)	$33,790	$7,337

Net unrealized (losses)/gains on derivative instruments, net of income tax benefit/(expense) of $235, ($73), $180 and ($311), respectively	(427)	89	(293)	455
Foreign currency translation adjustment	(1,263)	376	326	2,765

Total other comprehensive (loss)/income	(1,690)	465	33	3,220

Total comprehensive income/(loss)	17,775	(3,241)	33,823	10,557
Comprehensive income attributable to noncontrolling interests, net of income tax of $66, $94, $96 and $154, respectively	(140)	(142)	(251)	(336)

Total comprehensive income/(loss) attributable to Snyder’s-Lance, Inc.	$17,635	$(3,383)	$33,572	$10,221

SNYDER’S-LANCE, INC. AND SUBSIDIARIES

Reconciliation of Non-GAAP Measures (Unaudited)

For the Quarters and Six Months Ended June 30, 2012 and July 2, 2011

(in thousands, except per share data)

	Net of Tax	Per Diluted Share
Six Months Ended June 30, 2012
Net income attributable to Snyder’s-Lance, Inc.	$33,539	$0.49

Merger related items	1,337	0.02
Corsicana asset transfer expenses	1,264	0.02
Gain on the sale of route businesses	(9,700)	(0.15)

Net income attributable to Snyder’s-Lance, Inc., excluding special items	$26,440	$0.38

Six Months Ended July 2, 2011
Net income attributable to Snyder’s-Lance, Inc.	$7,001	$0.10

Impairment of route trucks	6,481	0.10
Other merger-related costs – severance and professional fees	9,475	0.14

Net income attributable to Snyder’s-Lance, Inc., excluding special items	$22,957	$0.34

Quarter Ended June 30, 2012
Net income attributable to Snyder’s-Lance, Inc.	$19,325	$0.28

Merger related items	112	0.00
Corsicana asset transfer expenses	365	0.01
Gain on the sale of route businesses	(4,757)	(0.07)

Net income attributable to Snyder’s-Lance, Inc., excluding special items	$15,045	$0.22

Quarter Ended July 2, 2011
Net loss attributable to Snyder’s-Lance, Inc.	$(3,848)	$(0.06)

Impairment of route trucks	6,481	0.10
Other merger-related costs – severance and professional fees	8,494	0.12

Net income attributable to Snyder’s-Lance, Inc., excluding special items	$11,127	$0.16